Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”), is made and entered into as of February 27, 2013, by and between LANDMARK APARTMENT TRUST OF AMERICA, INC., a Maryland corporation (the “Company”), and 2335887 LIMITED PARTNERSHIP, an Ontario limited partnership (the “Investor”).

WHEREAS, the Company and the Investor are parties to a Securities Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which the Investor has acquired shares of the Company’s Series A Cumulative Non-Convertible Preferred Stock, par value $0.01 per share, together with non-detachable warrants to purchase shares of Common Stock (as defined below) (such warrants originally issued pursuant to the Purchase Agreement as set forth below, the “Warrants”).

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, and pursuant to the terms of the Purchase Agreement, the parties desire to enter into this Agreement in order to grant certain registration rights to the Investor as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Board” means the board of directors of the Company (and any successor governing body of the Company or any successor of the Company).

“Business Day” means each day, other than a Saturday or a Sunday, that is not a day on which banking institutions in New York are authorized or required by law, regulation or executive order to close.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act and the Exchange Act at the time.

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation or other corporate reorganization).

“Company” has the meaning set forth in the preamble and includes the Company’s successors by merger, acquisition, reorganization or otherwise.

“Demand Registration” has the meaning set forth in Section 2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Investor” has the meaning set forth in the preamble.

“IPO” shall mean the consummation of the initial closing (without regard for any closing of any associated “green shoe”) of the first underwritten public offering of shares of Common Stock registered under the Securities Act and/or applicable securities legislation in Canada that occurs after the date hereof and, in conjunction with which, such shares of Common Stock are listed for trading on the New York Stock Exchange, the Nasdaq Stock Market and/or the Toronto Stock Exchange.

“Long Form Registration” has the meaning set forth in Section 2(a).

“Operating Partnership” means Landmark Apartment Trust of America Holdings, L.P., a Virginia limited partnership, and includes its successors by merger, acquisition, reorganization or otherwise.

“OPU” means a limited partnership interest in the Operating Partnership.

“Parity Securities” has the meaning set forth in Section 10.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Piggyback Registration” has the meaning set forth in Section 3(a).

“Prospectus” means the prospectus or prospectuses included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Purchase Agreement” has the meaning set forth in the recitals.

“Registrable Securities” means (a) any shares of Common Stock issued to the Investor upon exercise of any Warrants owned by the Investor at any time, and (b) any shares of Common Stock issued or issuable with respect to any shares described in subsection (a) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a Registration Statement covering such securities has been declared effective by the Commission and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act are met, or (iii) such securities shall have ceased to be outstanding. In addition, as to the Registrable Securities held collectively by the Investor and its Affiliates, such securities shall cease to be Registrable Securities at such time following the second anniversary of the IPO that all such securities may be sold in a single transaction pursuant to Rule 144 and such securities represent less than one percent (1%) of the then outstanding shares of Common Stock.

“Registration Statement” means any registration statement of the Company which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule thereto or any complementary rule thereto.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect from time to time.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any holder of Registrable Securities, except for the reasonable fees and disbursements of counsel for the holders of Registrable Securities required to be paid by the Company pursuant to Section 6.

“Short-Form Registration” has the meaning set forth in Section 2(b).

“Warrants” has the meaning set forth in the Recitals.

2. Demand Registration.

(a)

At any time after the six (6) month anniversary of an IPO, the holders of a majority of the Registrable Securities then outstanding may request registration under the Securities Act of all or any portion of their Registrable Securities on

Form S-11 or any successor form thereto (“Long-Form Registration”); provided that the anticipated aggregate price to the public of the Registrable Securities for which registration is requested must be at least $10 million. Each request for a Long-Form Registration shall specify the approximate number of Registrable Securities required to be registered. Upon receipt of such request, the Company shall promptly (but in no event later than five (5) days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have ten (10) days from the date such notice is given to notify the Company in writing of their desire to be included in such registration. The Company shall use reasonable best efforts to file, as soon as practicable, a Registration Statement on Form S-11 (or any successor form) and to cause such Registration Statement to be declared effective by the Commission as soon as practicable thereafter. The Company shall not be required to effect a Long-Form Registration more than one (1) time for the holders of Registrable Securities as a group; provided, that a Registration Statement shall not count as a Long-Form Registration requested under this Section 2(a) unless and until it has become effective, and remains effective for the period required by this Agreement, and the holders requesting such Registration Statement are able to register at least 75% of the Registrable Securities requested to be included in such Registration Statement; and, provided, further, that the Company shall not be required to effect a Long-Form Registration if the Company is, at the time the request for registration is made or within thirty (30) days thereafter, eligible to effect a Short-Form Registration, as provided in Section 2(b).

(b)

After an IPO, the Company shall use its reasonable best efforts to qualify and remain qualified to register securities under the Securities Act pursuant to a Registration Statement on Form S-3 or any successor form thereto. At such time as the Company shall have qualified for the use of a Registration Statement on Form S-3, at any time after the six (6) month anniversary of an IPO, the holders of Registrable Securities shall have the right, in addition to the rights contained in Section 2(a), to request an unlimited number of registrations of their Registrable Securities on Form S-3 or any similar short-form registration (each a “Short-Form Registration” and, together with the Long-Form Registration, a “Demand Registration”); provided, however, that the Company shall not be obligated to effect any such Short-Form Registration (i) if the holders of Registrable Securities propose to sell Registrable Securities on Form S-3 at an anticipated aggregate price to the public of less than $1,000,000; or (ii) if the Company has effected two Short-Form Registrations within the twelve (12) month period immediately preceding the date of such request. Each request for a Short-Form Registration shall specify the approximate number of Registrable Securities requested to be registered. Upon receipt of any such request, the Company shall promptly (but in no event later than five (5) days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have ten (10) days from the date such notice is given to notify the Company in writing of their desire to be included in such registration. The Company shall cause a Registration Statement on Form S-3 (or any successor form) to be filed within thirty (30) days after the date on which the initial request is given and shall use its reasonable best efforts to cause such Registration Statement to be declared effective by the Commission as soon as practicable thereafter. With respect to any Short-Form Registration, the holders of a majority of the Registrable Securities may request the Company to effect a registration of the Registrable Securities under a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration”).

(c)	(i)

The Company shall not be obligated to effect any Demand Registration during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending 180 days after, the effective date of a previous Demand Registration or a previous Piggyback Registration in which holders of Registrable Securities were permitted to register shares of Registrable Securities.

(ii)	The Company may postpone for up to sixty (60) days the filing or effectiveness of a Registration Statement for a Demand Registration if (i) the Company’s Board determines in its reasonable good faith judgment that such Demand Registration would be materially detrimental to the Company and the Board concludes, as a result, that it is essential to defer the filing or effectiveness of such Registration Statement at such time and (ii) the Company furnishes to the holders of Registrable Securities requesting the registration a certificate signed by the Chief Executive Officer of the Company and confirming such determination of the Board. The Company shall not delay a Demand Registration hereunder more than twice in any period of twelve consecutive months or less than sixty (60) days after the termination of the prior delay period.

(iii)	At any time prior to the effective date of a Registration Statement, for a Demand Registration, the holders of a majority of the Registrable Securities included therein may withdraw such request by providing written notice of such withdrawal to the Company. A request, so withdrawn by the holders, shall count as one of the Demand Registrations permitted pursuant to Section 2(a) or Section 2(b), as applicable, unless (i) such withdrawal arose out of the fault of the Company (in which case the Company shall be obligated to pay all registration expenses in connection with such withdrawn request), (ii) there occurs an event or series of related events that has a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company from that known to the requesting holders at the time of their request or (iii) the requesting holders reimburse the Company for all registration expenses of such withdrawn request incurred through the date of such withdrawal.

(d)

If the holders of the Registrable Securities initially requesting a Demand Registration elect to distribute the Registrable Securities covered by their request in an underwritten offering, they shall so advise the Company as a part of their request made pursuant to Section 2(a) or Section 2(b), and the Company shall include such information in its notice to the other holders of Registrable Securities. The Company shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

(e)	The Company shall not include in any Demand Registration any securities that are not Registrable Securities (other than Parity Securities), including any securities to be sold for the account of the Company, without the prior written consent of the holders of a majority of the Registrable Securities requesting such registration, which consent shall not be unreasonably withheld or delayed. If a Demand Registration involves an underwritten offering and the managing underwriter of the requested Demand Registration advises the Company and the holders of Registrable Securities in writing that in its opinion the number of shares of Common Stock proposed to be included in the Demand Registration, including all Registrable Securities and all other shares of Common Stock proposed to be included in such underwritten offering, exceeds the number of shares of Common Stock that can be sold in such underwritten offering and/or the number of shares of Common Stock proposed to be included in such registration would adversely affect the price per share of the Registrable Securities proposed to be sold in such underwritten offering, the Company shall include in such Demand Registration (i) first, the number of shares of Common Stock that the holders of Registrable Securities and Parity Securities propose to sell, and (ii) second, the number of shares of Common Stock proposed to be included therein by any other Persons (including shares of Common Stock to be sold for the account of the Company and/or other holders of Common Stock other than holders of Parity Securities) allocated among such Persons in such manner as they may agree. If the managing underwriter determines that less than all of the Registrable Securities and Parity Securities proposed to be sold can be included in such offering, then the Registrable Securities and Parity Securities that are included in such offering shall be allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities and Parity Securities owned by each such holder.

3. Piggyback Registration.

(a)

Whenever the Company proposes to register any shares of its Common Stock under the Securities Act (other than a registration related to an employee benefit plan, a registration related to a corporation reorganization or other transaction on Form S-4 or any successor form, or a registration form that does not permit registering the Registrable Securities for sale to the public), whether for its own account or for the account of one or more stockholders of the Company and the form of Registration Statement to be used may be used for registration of any Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice (in any event no later than twenty (20) days prior to the filing of such Registration Statement) to the holders of Registrable Securities of its intention to effect such a registration and, subject to Section 3(b) and Section 3(c), shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion from the holders of Registrable Securities within ten (10) days after the Company’s notice has been given to each such holder. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion, and the expenses of such withdrawn registration shall be borne by the Company in accordance with Section 6 hereof. A Piggyback Registration shall not be considered a Demand Registration for purposes of Section 2 of this Agreement.

(b)	If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriter advises the Company and the holders of Registrable Securities (if any holders of Registrable Securities have elected to include Registrable Securities in such Piggyback Registration) in writing that in its opinion the number of shares of Common Stock proposed to be included in such registration, including all Registrable Securities and all other shares of Common Stock proposed to be included in such underwritten offering, exceeds the number of shares of Common Stock which can be sold in such offering and/or that the number of shares of Common Stock proposed to be included in any such registration would adversely affect the price per share of the Common Stock to be sold in such offering, the Company shall include in such registration (i) first, the number of shares of Common Stock that the Company proposes to sell; (ii) second, the number of shares of Common Stock requested to be included therein by holders of Registrable Securities and Parity Securities, allocated pro rata among all such holders on the basis of the number of Registrable Securities and Parity Securities owned by each such holder or in such manner as they may otherwise agree; and (iii) third, the number of shares of Common Stock requested to be included therein by holders of Common Stock (other than holders of Registrable Securities and Parity Securities), allocated among such holders in such manner as they may agree; provided, that in any event the holders of Registrable Securities and Parity Securities shall be entitled to register at least 20% of the securities to be included in any such registration.

(c)	If a Piggyback Registration is initiated as an underwritten offering on behalf of a holder of Common Stock other than Registrable Securities, and the managing underwriter advises the Company in writing that in its opinion the number of shares of Common Stock proposed to be included in such registration, including all Registrable Securities and all other shares of Common Stock proposed to be included in such underwritten offering, exceeds the number of shares of Common Stock that can be sold in such offering and/or that the number of shares of Common Stock proposed to be included in any such registration would adversely affect the price per share of the Common Stock to be sold in such offering, the Company shall include in such registration (i) first, the number of shares of Common Stock requested to be included therein by the holder(s) requesting such registration and by the holders of Registrable Securities and Parity Securities, allocated pro rata among such holders on the basis of the number of shares of Common Stock (on a fully diluted, as converted basis) and the number of Registrable Securities and Parity Securities, as applicable, owned by all such holders or in such manner as they may otherwise agree; and (ii) second, the number of shares of Common Stock requested to be included therein by other holders of Common Stock, allocated among such holders in such manner as they may agree.

(d)	If any Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company, the Company shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering. The right of any holder to registration pursuant to this Section 3 shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All holders of Registrable Securities proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

4. Lock-up Agreement. Each holder of Registrable Securities agrees that in connection with any public offering of the Company’s Common Stock or other equity securities in which such holder is participating, and upon the request of the managing underwriter in such offering, such holder shall not, without the prior written consent of such managing underwriter, during the period commencing on the effective date of such registration and ending on the date specified by such managing underwriter (such period not to exceed 90 days), (a) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hedge the beneficial ownership of or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock, held immediately before the effectiveness of the registration statement for such offering, or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; provided, however, that such 90-day period may be extended for such period as may be reasonably requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto. The foregoing provisions of this Section 4 shall not apply to sales of Registrable Securities to be included in such offering pursuant to Section 2(a), Section 2(b) or Section 3(a), and shall be applicable to the holders of Registrable Securities only if all officers and directors of the Company and all stockholders owning more than one percent (1%) of the Company’s outstanding Common Stock are subject to the same restrictions. Each holder of Registrable Securities agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. Notwithstanding anything to the contrary contained in this Section 4, each holder of Registrable Securities shall be released, pro rata, from any lock-up agreement entered into pursuant to this Section 4 in the event and to the extent that the managing underwriter or the Company permit any discretionary waiver or termination of the restrictions of any lock-up agreement pertaining to any officer, director or holder of greater than one percent (1%) of the outstanding Common Stock. Each holder of

Registrable Securities included in the Registration Statement agrees to execute such agreements as may reasonably be requested by the representative of the underwriters that are necessary to give effect to this Section 4.

5. Registration Procedures. If and whenever the holders of Registrable Securities request that any Registrable Securities be registered pursuant to the provisions of this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as soon as reasonably practicable:

(a)	subject to Section 2(a) and Section 2(b), prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective;

(b)	prepare and file with the Commission such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than 180 days (or in the case of any Shelf Registration, for the maximum offering period permitted under Rule 415), or if earlier, until all of such Registrable Securities have been disposed of and to comply with the provisions of the Securities Act with respect to the disposition of such Registrable Securities in accordance with the intended methods of disposition set forth in such Registration Statement;

(c)	within a reasonable time before filing such Registration Statement, Prospectus or amendments or supplements thereto, furnish to one counsel selected by holders of a majority of such Registrable Securities copies of such documents proposed to be filed, which documents shall be subject to the review, comment and approval of such counsel; provided, that the Company shall not have any obligation to modify any information if the Company reasonably expects that so doing would cause the Registration Statement, Prospectus or any amendment or supplement thereto to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein not misleading.

(d)	notify each selling holder of Registrable Securities, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

(e)	furnish to each selling holder of Registrable Securities such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto (in each case including all exhibits and documents incorporated by reference therein) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(f)	use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any selling holder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holders; provided, that the Company shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 5(f);

(g)	notify each selling holder of such Registrable Securities, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in light of the circumstances then existing, and, at the request of any such holder, the Company shall as soon as practicable prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances then existing; provided, that each selling holder of such Registrable Securities, upon receipt of any notice from the Company of any event of the kind described in this Section 5(g) hereof, shall forthwith discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder is advised in writing by the Company that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by this Section 5(g), and if so directed by the Company, such holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such holder’s possession, of the Prospectus covering such Registrable Securities at the time of receipt of such notice; and provided, further, that if the Company shall give any notice to suspend the disposition of Registrable Securities pursuant to a Prospectus (a “Suspension Notice”), the Company shall extend the period of time during which the Company is required to maintain the Registration Statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such Suspension Notice to and including the date such holder either is advised by the Company that the use of the Prospectus may be resumed or receives the copies of the supplemented or amended Prospectus contemplated by this Section 5(g);

(h)

make available for inspection by any selling holder of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such Registration Statement; provided, however, that the Company’s obligations under this Section 5(h) shall not apply to any material nonpublic information of the Company unless expressly and reasonably requested by any such Inspector, in which event the Company shall make such requested material nonpublic information available to such Inspector, subject to the execution by or on behalf of such Inspector of a customary confidentiality agreement in favor of the Company in form and substance reasonably acceptable to the Company;

(i)	provide a transfer agent and registrar (which may be the same entity) for all such Registrable Securities not later than the effective date of such registration;

(j)	use its reasonable best efforts to cause such Registrable Securities to be listed on each securities exchange on which the Common Stock is then listed;

(k)	in connection with an underwritten offering, enter into such customary agreements (including underwriting and lock-up agreements in customary form) and take all such other customary actions as the holders of such Registrable Securities or the managing underwriter of such offering reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, making appropriate officers of the Company available to participate in “road show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Securities);

(l)	otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and make available to its stockholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder) no later than thirty (30) days after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such Registration Statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act; and

(m)	if required to be delivered to the underwriters for an underwritten offering, furnish each selling holder of Registrable Securities and each underwriter, if any, with (i) a legal opinion of the Company’s outside counsel, dated the effective date of such Registration Statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), in form and substance as is customarily given in opinions of the Company’s counsel to underwriters in underwritten public offerings; and (ii) a “comfort” letter signed by the Company’s independent certified public accountants in form and substance as is customarily given in accountants’ letters to underwriters in underwritten public offerings;

(n)	without limiting Section 5(f) above, use its reasonable best efforts to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the holders of such Registrable Securities to consummate the disposition of such Registrable Securities in accordance with their intended method of distribution thereof;

(o)	notify the holders of Registrable Securities promptly of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus or for additional information;

(p)	advise the holders of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued;

(q)	permit any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such Registration Statement, and reasonably consider the insertion therein of language, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included;

(r)	otherwise use its reasonable best efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby;

(s)	Notwithstanding the provisions of this Section 5, the Company shall be entitled to postpone or suspend, for a reasonable period of time, the effectiveness or use of, or trading under, any Registration Statement if the Company shall determine that the sale of any securities pursuant to such Registration Statement would in the good faith judgment of the Board of Directors of the Company:

(i)	materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board has authorized negotiations;

(ii)	materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(iii)	require disclosure of material non-public information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).

In the event of the postponement of effectiveness or suspension of use of any Registration Statement pursuant to this Section 5(s), the applicable time period during which such Registration Statement is to remain effective shall be extended by that number of days equal to the number of days of the postponement or suspension period.

6. Expenses. All expenses (other than Selling Expenses) incurred by the Company in complying with its obligations pursuant to this Agreement and in connection with the registration and disposition of Registrable Securities, including, without limitation, all registration and filing fees, underwriting expenses (other than fees, commissions or discounts), expenses of any audits incident to or required by any such registration, fees and expenses of complying with securities and “blue sky” laws, printing expenses, fees and expenses of the Company’s counsel and accountants, and reasonable fees and expenses of one counsel for the holders of Registrable Securities participating in such registration as a group (selected by, in the case of a registration under Section 2(a) or Section 2(b), the holders of a majority of the Registrable Securities initially requesting such registration, and, in the case of all other registrations hereunder, the holders of a majority of the Registrable Securities included in the registration), shall be paid by the Company. All Selling Expenses relating to Registrable Securities registered pursuant to this Agreement shall be borne and paid by the holders of such Registrable Securities, in proportion to the number of Registrable Securities registered for each such holder.

7. Indemnification.

(a)	The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities, such holder’s officers, directors, managers, members, partners, stockholders and Affiliates, each underwriter, if any, and each other Person, if any, who controls any of the foregoing Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against all losses, claims, actions, damages, liabilities and expenses, joint or several, to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation by the Company of the Securities Act or any other federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, action, damage or liability, except insofar as the same arise out of or are based upon any information furnished in writing to the Company by such holder expressly for use therein.

(b)	In connection with any registration in which one or more holders of Registrable Securities is participating, each such holder, to the fullest extent permitted by law, shall indemnify and hold harmless, the Company, each director of the Company, each officer of the Company who shall sign such Registration Statement, each underwriter, if any, and each Person who controls any of the foregoing Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, actions, damages, liabilities or expenses resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, action, damage or liability in each case to the extent, but only to the extent, that such untrue statement or omission is made in reliance upon and in conformity with any written information so furnished by such holder and stated to be specifically for use in any such Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus or any amendment or supplement thereto; provided, that the obligation to indemnify shall be several, not joint and several, for each holder and shall be limited to the net proceeds (after underwriting fees, commissions or discounts) actually received by such holder from the sale of Registrable Securities pursuant to such Registration Statement.

(c)

Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 7, such indemnified party shall, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense of the claims in any such action that are subject or potentially subject to indemnification hereunder, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after written notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, that if (i) any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder, or (ii) such action seeks an injunction or equitable relief against any indemnified party or involves actual or alleged criminal activity, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party without such indemnified party’s prior written consent (but, without such consent, shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity provided hereunder. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party.

(d)	No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(e)

If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each holder of Registrable Securities, to an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No Person guilty or liable of fraudulent misrepresentation shall be entitled to contribution from any Person.

(f)	Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

8. Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided, that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder, such holder’s ownership of its shares of Common Stock to be sold in the offering and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 7.

9. Rule 144 Compliance. With a view to making available to the holders of Registrable Securities the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Company to the public without registration or, following the IPO, pursuant to a registration on Form S-3 (or any successor form), the Company shall:

(a)	make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the Registration Date;

(b)	file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)	furnish to any holder so long as the holder owns Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company as such holder may reasonably request in connection with the sale of Registrable Securities without registration; provided, however, that any such document’s availability on the Commission’s Electronic Data Gathering Analysis and Retrieval (EDGAR) System database (or any successor thereto) shall satisfy such obligation.

10. Preservation of Rights; Equivalent Registration Rights in Canada.

(a)	The Company shall not (a) grant any registration rights to third parties which are preferential to, or more favorable than or inconsistent with the rights granted hereunder, or (b) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to the holders of Registrable Securities in this Agreement. The Investor acknowledges that (i) the Company has entered, and from time to time may enter, into one or more agreements (whether contained within the limited partnership agreement of the Operating Partnership or separate therefrom) granting registration rights to Persons receiving shares of Common Stock (or OPUs or other securities convertible into, or exchangeable or exercisable for, shares of Common Stock); and (ii) such other registration rights shall be pari passu with the registration rights of the holders of Registrable Securities hereunder (including, without limitation, with respect to priority of inclusion of securities in any Registration). Any such securities that are the subject of such pari passu registration rights are referred to herein as “Parity Securities.”

(b)	Prior to the date on which the Company becomes a reporting issuer in any Canadian province and/or lists the Common Stock for trading on the Toronto Stock Exchange, the Company shall enter into an agreement with the Investor, which agreement shall provide the Investor with all applicable registration, qualification and ancillary rights (equivalent to the rights provided to the Investor in this Agreement) with respect to any public offering of Common Stock in Canada. The foregoing shall be in addition to, and shall not in any way limit the Investor’s rights under, this Agreement.

11. Termination. This Agreement shall terminate and be of no further force or effect when there shall no longer be any Registrable Securities outstanding or, if earlier, upon the tenth (10th) anniversary of the date of this Agreement; provided, that the provisions of Section 6 and Section 7 shall survive any such termination.

12. Aggregation of Securities. All shares of Registrable Securities or Parity Securities held or acquired by the Investor and its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Persons may apportion such rights as among themselves in any manner they deem appropriate.

13. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13).

If to the Company, to:

4901 Dickens Road, Suite 101

Richmond, Virginia 23230

Attention: Stanley J. Olander, Jr.

Facsimile No.: (804) 237-1345

with a copy to (which shall not constitute notice):

Goulston & Storrs P.C.

885 Third Avenue, 18th Floor

New York, New York 10022

Attention: Yaacov M. Gross, Esq.

Facsimile No.: (212) 878-6911

If to the Investor, to:

2335887 Ontario Inc.

1 Adelaide Street E.

Suite 1200

Toronto, Ontario M5C 3A7

Canada

Attention: Robert A.S. Douglas

Facsimile No.: (416) 681-2500

with a copy to (which shall not constitute notice):

Davies Ward Phillips & Vineberg LLP

900 Third Avenue, 24th Floor

New York, New York 10022

Attention: Jeffrey Nadler, Esq.

Facsimile No.: 212.318.0132

14. Entire Agreement. This Agreement, together with the Purchase Agreement and any related exhibits and schedules thereto, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. Notwithstanding the foregoing, in the event of any conflict between the terms and provisions of this Agreement and those of the Purchase Agreement, the terms and conditions of this Agreement shall control.

15. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each Investor may assign its rights hereunder to any purchaser or transferee of at least 100,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and the like); provided, that such purchaser or transferee shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to be treated as the Investor whereupon such purchaser or transferee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as if such purchaser or transferee was originally included in the definition of the Investor herein and had originally been a party hereto.

16. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

17. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

18. Amendment, Modification and Waiver. The provisions of this Agreement may only be amended, modified, supplemented or waived with the prior written consent of the Company and the holders of a majority of the Registrable Securities. No waiver by any party or parties shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

19. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

20. Remedies. Each holder of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company acknowledges that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and the Company hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

21. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York. Any legal suit, action or proceeding arising out of or based upon this

Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States sitting in the Southern District of New York, or the courts of the State of New York located in the Borough of Manhattan in the County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

22. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 22.

23. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

LANDMARK APARTMENT TRUST OF AMERICA, INC.

By:	/s/ Stanley J. Olander

Name:	Stanley J. Olander

Title:	Chief Executive Officer

(Signature page to Registration Rights Agreement relating to Securities Purchase Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

2335887 LIMITED PARTNERSHIP, by its general partner, 2335887 ONTARIO INC.

By:	/s/ Robert A. S. Douglas
Name:	Robert A. S. Douglas
Title:	President

By:	/s/ Joseph Lyn
Name:	Joseph Lyn
Title:	Vice-President and Secretary

(Signature page to Registration Rights Agreement relating to Securities Purchase Agreement)